Exhibit 24

Confirming Statement

This statement confirms that the undersigned, Jeffrey B. Lorentson, has authorized and designated Justin M. Bates or Jennifer L. Mainord, to execute and file on the undersigned’s behalf, all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of First Merchants Corporation. The authority of Justin M. Bates or Jennifer L. Mainord under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned’s ownership of or transactions in securities of First Merchants Corporation, unless earlier in writing. The undersigned acknowledges Justin M. Bates and Jennifer L. Mainord are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  01/27/2012

/s/ Jeffrey B. Lorentson
Signature